Exhibit 99.1

SCHEDULE A

The current members of Management SE’s supervisory board and of its management board, and the members of Fresenius KGaA’s supervisory board, their respective present principal occupations or employment, their citizenship, and their respective business or residence addresses, are set forth below. Except as set forth below, the business address of all of the members of the supervisory board and the management board is Else-Kröner-Straße 1, 61352 Bad Homburg v.d.H., Germany. Capitalized terms used but not defined herein have the definitions assigned to them in Amendment No. 12 to the Schedule 13D to which this Schedule A is attached.

Members of the Supervisory Board of Management SE

Name	Principal Occupation or Employment	Citizenship

Wolfgang Kirsch, Chairman	Chairman of the supervisory board of Management SE; Chairman of the supervisory board of Fresenius KGaA	Germany

Dr. Dieter Schenk, Deputy Chairman	Deputy Chairman of the supervisory board of Management SE; member of supervisory bodies	Germany

Dr. Frank Appel	Former Chief Executive Officer of Deutsche Post DHL Group	Germany

Michael Diekmann	Deputy Chair of the supervisory board of Fresenius KGaA; member of various supervisory boards	Germany

Dr. Heinrich Hiesinger	Member of various supervisory boards	Germany

Susanne Zeidler	Member of supervisory bodies	Germany

Members of the Management Board of Management SE

Name	Principal Occupation or Employment	Citizenship

Michael Sen, Chairman	Chairman of the management board and Chief Executive Officer of Management SE; Chairman of the supervisory board of the Company	Germany

Pierluigi Antonelli	Member of the management board of Management SE; Chief Executive Officer of Fresenius Kabi	Italy

Christian Pawlu	Member of the management board of Management SE; Chief Executive Officer of Fresenius Helios	Germany

Sara Hennicken	Member of the management board and Chief Financial Officer of Management SE; member of the supervisory board of the Company	Germany

Michael Moser	Member of the management board of Management SE responsible for legal, compliance, risk management, sustainability, human resources, corporate audit and VAMED	Germany

Exhibit 99.1

Members of the Supervisory Board of Fresenius KGaA

Name	Principal Occupation or Employment	Citizenship

Wolfgang Kirsch Chairman	See “Members of the Supervisory Board of Management SE” above.	Germany

Michael Diekmann, Deputy Chairman	See “Members of the Supervisory Board of Management SE” above.	Germany

Grit Genster, Deputy Chair	Secretary of the Trade Union ver.di Vereinte Dienstleistungsgewerkschaft; Deputy Chair of the supervisory board of Fresenius KGaA	Germany

Carsten Georg	Full-time Works Council Member, Helios Clinic Herzberg and Osterode GmbH	Germany

Prof. Dr. med. Ralf Kiesslich	Chairman of the Board and Medical Director of the Mainz University Medical Center	Germany

Martin Reyer	Full-time Works Council Member, Helios Klinikum Krefeld GmbH	Germany

Holger Michel	Full-time Works Council Member, Fresenius Kabi Deutschland GmbH	Germany

Tania Lara Campaña	Full-time Works Council Member, Quirónsalud Hospital Universitari General de Catalunya and Senior trade union secretary of the UGT trade union for the private healthcare sector Barcelona	Spain

Prof. Dr. med. Iris Löw-Friedrich	Member of various supervisory bodies	Germany

Oscar Romero de Paco	Works Council Member, Fresenius Kabi España S.A.U.	Spain

Susanne Zeidler	See “Members of the Supervisory Board of Management SE” above.	Germany

Dr. Christopher Zindel	Member of various supervisory bodies	Germany